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                                                               Exhibit 1



SHAREHOLDERS OVERWHELMINGLY APPROVE
DOMINION RESOURCES, CNG MERGER

Combination will create nations largest fully integrated electric and natural gas company

RICHMOND, VA and PITTSBURGH, June 30, 1999 -- Shareholders of Dominion Resources, Inc., (NYSE: D) and Consolidated Natural Gas Company (NYSE: CNG) have overwhelmingly approved the merger of the two companies, a combination that will create the largest fully integrated natural gas and electric company in the United States.

At a special shareholders meeting today in Richmond, independent tabulators for Dominion Resources reported that 148.7 million shares, or 99 percent of those voted on the merger, were voted in favor of the merger. In total, more than 90 percent of Dominion Resources outstanding shares were represented at the meeting. Dominion Resources corporate bylaws required that a majority of the votes cast approve the merger.

At a special shareholders meeting today in Tarrytown, N.Y., independent tabulators for CNG reported that 78.0 million shares, or 98 percent of those voted, were voted in favor of the merger. State law in Delaware, where CNG is incorporated, requires that a majority of the companys 95.8 million shares outstanding be voted in favor to approve the merger. Approximately 81 percent of CNGs shares outstanding were voted in favor of the merger.

Dominion Resources corporate offices are located in Richmond. CNG is headquartered in Pittsburgh. The combined company will be known as Dominion Resources and will be headquartered in Richmond, but will maintain a significant presence in Pittsburgh.

We are delighted that our shareholders, and those of CNG, have endorsed this strategic combination by resounding margins, said Thos. E. Capps, chairman, president and chief executive officer of Dominion Resources. Their votes today are important steps in uniting two of the countrys most efficient energy providers with the critical mass needed to compete and thrive in the nations dynamic energy marketplace.

By affirming this unique and compelling opportunity to build genuine long-term value, the owners of our company, and those of CNG, have acted to promote the benefits of competition throughout the region served by our subsidiaries. They are creating a powerful new vehicle for innovative customer service and an exciting and rewarding workplace for our employees, Capps said.

We are gratified by the strong support shown for the combination of these two great companies, said George A. Davidson, Jr., CNG chairman and chief executive officer. It is clear that our shareholders, as well as our customers, employees, retirees and communities, will all benefit from this merger.

Davidson also noted that CNG and Dominion Resources recently announced a joint venture to construct four natural gas-fired electric generating units in West Virginia, Ohio and Pennsylvania. Other joint initiatives are being developed.

We are already showing why this merger makes good business sense, Davidson said. The combined company will be able to offer a complete line of energy products as the $300 billion natural gas and electric industries converge.

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Under terms of the merger agreement, CNG shareholders will receive a combination of Dominion Resources common shares and cash valued prior to the merger at $66.60 for each CNG share. CNG shareholders may request all cash, all Dominion shares or a combination of both, subject to certain limitations. CNG shareholders will receive specific instructions at a later date explaining how and when they will be able to exchange their shares.

The Dominion Resources-CNG combination will have approximately 4 million retail customers in five states. The merged company will own about 20,000 megawatts of electric generating capacity, more than 3 trillion cubic feet of natural gas reserves, and will operate the largest natural gas storage system in North America. Additionally, the merged company will be one of the largest independent oil and natural gas exploration and production companies on the continent.

The merger is also moving ahead on the regulatory front, with all necessary approvals expected this fall. The Pennsylvania Public Utility Commission last week approved the merger. The companies are working toward closing the merger by the end of the year.

Corporate Election Services Inc. served as tabulator for todays Dominion
Resources shareholder meeting.   The CNG vote was tabulated by Innisfree  M&A
Inc. CT Corp. audited the CNG tabulation.

Dominion Resources is an $18 billion holding company active in regulated and competitive electric power, natural gas and oil development. It has electric power and natural gas operations throughout the United States, as well as in Canada, Argentina, Belize, Bolivia, Peru and the United Kingdom. Its Virginia Power subsidiary serves approximately 2 million retail electric customers in Virginia and North Carolina.

CNG is one of the nations largest producers, transporters, distributors and retail marketers of natural gas. The companys natural gas transmission and distribution operations serve customers in Pennsylvania, Ohio, Virginia, West Virginia, New York and other states in the Northeast and Mid-Atlantic regions. CNG explores for and produces oil and natural gas in the United States and Canada. The company also selectively participates in energy businesses abroad.
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This press release contains forward-looking statements. The companies wish to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for fiscal 1999, and thereafter, include many factors that are beyond the companies ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors include, but are not limited to, weather conditions, economic conditions in the companies service territories, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties.

Contacts for DRI:				Contacts for CNG:

Media:					Media:
Mark Lazenby	(804) 819-2042	Chet Wade		(412) 690-1361
Hunter Applewhite	(804) 819-2043	Dan Donovan	(412) 690-1370

Investors:					Investors:
Tom Wohlfarth	(804) 819-2150 	Jim Garrett 		(412) 690-1485
Suzette Mata	(804) 819-2154	Dan Zajdel		      (412) 690-1241